                                            EXHIBIT 12


        TRANSAMERICA CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      Six Months Ended
                                          June 30,
                                      1996         1995
                                      (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $352.5       $354.1
  One-third of rental expense          12.1         12.7
                                     ______       ______
    Total                            $364.6       $366.8
                                     ======       ======
Earnings:
  Net income                         $221.2       $214.1
  Provision for income taxes          114.7        135.9
  Fixed charges                       364.6        366.8
                                     ______       ______
    Total                            $700.5       $716.8
                                     ======       ======

Ratio of earnings to fixed
  charges                              1.92         1.95
                                       ====         ====